GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT

                                     BETWEEN

                              BEAR PAW ENERGY, LLC

                                       AND

                       PETROSEARCH OPERATING COMPANY, LLC

                                      INDEX
                                      -----

I     REPRESENTATIONS OF PRODUCER/SELLER . . . . . . . . . . . . . . . . . . . .  3
II    COMMITMENT OF PRODUCER/SELLER'S GAS. . . . . . . . . . . . . . . . . . . .  3
III   CONSTRUCTION OF PIPELINE GATHERING SYSTEM. . . . . . . . . . . . . . . . .  3
IV    QUANTITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
V     GENERAL TERMS AND CONDITIONS . . . . . . . . . . . . . . . . . . . . . . .  4
VI    PRICE, REVENUE DISTRIBUTION, MARKET OPTION
      RESIDUE GAS AND PLANT PRODUCTS . . . . . . . . . . . . . . . . . . . . . .  3
VII   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
VIII  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
IX    TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
X     SPECIAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
XI    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9


      EXHIBIT "A" - THE LEASES/POINTS OF DELIVERY. . . . . . . . . . . . . . . . 12
      EXHIBIT "A-l"- ACREAGE DEDICATION. . . . . . . . . . . . . . . . . . . . . 13
      EXHIBIT "B" - APPENDIX - GENERAL TERMS AND CONDITIONS

      1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      2. POINT(S) OF DELIVERY,
         PRESSURE AND OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . 17
      3. RESERVATIONS AND COVENANTS OF PRODUCER/SELLER . . . . . . . . . . . . . 18
      4. QUANTITY RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . 19
      5. PRODUCER/SELLER'S WARRANTIES. . . . . . . . . . . . . . . . . . . . . . 19
      6. EASEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      7. SHRINKAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      8. GAS MEASUREMENT AND QUALITY . . . . . . . . . . . . . . . . . . . . . . 20
      9. ALLOCATION OF RESIDUE GAS, PLANT PRODUCTS
         AND SULFUR REVENUES . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      10. PRICING INFORMATION AND REFUNDS. . . . . . . . . . . . . . . . . . . . 25
      11. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      12. PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      13. PRODUCER/SELLER'S REPRESENTATIVE . . . . . . . . . . . . . . . . . . . 27
      14. REGULATORY BODIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      15. FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      16. DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      17. UNECONOMIC WELL CONNECTIONS. . . . . . . . . . . . . . . . . . . . . . 30

      18. UNECONOMIC OPERATION OF GAS PLANT OR
          BUYER/PROCESSOR'S GATHERING SYSTEM . . . . . . . . . . . . . . . . . . 30
      19. LITIGATION - ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . . . . 31
      20. DAMAGES, ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . 31
      21. GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

      EXHIBIT "C" - CONFIDENTIALITY AGREEMENT. . . . . . . . . . . . . . . . . . 34

           GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT
           ----------------------------------------------------------

THIS GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT is entered into this 1st day of December, 2003 (the "Effective Date") (herein, as the same may be amended from time to time, called this "Agreement") by and between BEAR PAW ENERGY, LLC, a Delaware Limited Liability Company, with offices at 1400 16th Street, Suite 310, Denver, Colorado 80202, hereinafter referred to as "Buyer/Processor", and PETROSEARCH OPERATING COMPANY, LLC, a Texas limited liability corporation, whose corporate address is 4925 Greenville Avenue, Suite 125, Dallas, TX 75206, hereinafter referred to as "Producer/Seller ".

                                R E C I T A L S
                                ---------------


1. Buyer/Processor owns, operates and maintains a natural gas gathering system, compression facilities and natural gas treating and processing facilities, all such facilities in the aggregate hereinafter referred to as the "Facilities", which Facilities are located in Billings, Golden Valley, Stark, Dunn, Williams, Mountrail, Divide, and McKenzie Counties, North Dakota and/or Sheridan, Roosevelt, Richland Counties, Montana, to enable Buyer/Processor to gather, purchase and accept delivery of Producer/Seller's natural gas (including natural gasoline and other liquefiable hydrocarbons), produced and saved from the oil and gas leases, lands and formations committed hereunder, at the Point(s) of Delivery defined herein.

2. Producer/Seller owns and holds, or has an interest or interests in certain oil and gas leases, wells and/or lands described in Exhibits "A" and "A-l" attached hereto and by reference made a part hereof, said oil and gas leases, wells and/or lands and formations thereunder hereinafter sometimes being referred to as the "Leases".

3. Producer/Seller desires to sell to Buyer/Processor all of the Gas owned or controlled by Producer/Seller which is produced and saved from the Leases covered hereunder, as well as to contract with Buyer/Processor to gather, treat and process all such Gas upon the terms and for the consideration herein expressed.

4. Buyer/Processor desires to purchase, gather, treat and process Producer/Seller's Gas, as defined herein, utilizing the Facilities constructed, owned and operated by Buyer/Processor upon the terms and for the consideration herein expressed.

5. Buyer/Processor has entered into, and may enter into additional, third-party Residue Gas sales agreements pursuant to which Buyer/Processor shall utilize commercially reasonable efforts to sell the Residue Gas resulting from the processing of Producer/Seller's Gas, as defined herein.

6. Buyer/Processor has entered into, and may enter into additional Plant Products sales agreements pursuant to which Buyer/Processor shall utilize commercially reasonable efforts to sell the Plant Products resulting from the processing of Producer/Seller's Gas, as defined herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------
                       REPRESENTATIONS OF PRODUCER/SELLER
                       ----------------------------------

1.1 Producer/Seller represents and warrants to Buyer/Processor, its successors and assigns, that Producer/Seller owns an interest in, or has the right to market one hundred percent (100%) of the Gas produced and saved from the Leases ("Producer/Seller's Gas") and that Producer/Seller has constructed, intends to construct, or shall cause to be constructed, the facilities necessary, if any, to enable Producer/Seller to sell and deliver to Buyer/Processor for sale at the Point(s) of Delivery, as hereinafter set forth, all of Producer/Seller's Gas in accordance with the terms and provisions of this Agreement.

                                   ARTICLE II
                                   ----------
                       COMMITMENT OF PRODUCER/SELLER'S GAS
                       -----------------------------------

2.1 Subject to the terms and conditions contained herein, Producer/Seller hereby commits to the performance of this Agreement all of Producer/Seller's Gas produced and saved from the Leases, and to ensure the faithful performance of the provisions of this Agreement, Producer/Seller covenants to sell and deliver the same to Buyer/Processor at the Point(s) of Delivery listed on Exhibit "A", as may be amended from time to time, attached hereto and by reference made a part hereof without other disposition except as herein otherwise provided.

                                   ARTICLE III
                                   -----------
                    CONSTRUCTION OF PIPELINE GATHERING SYSTEM
                    -----------------------------------------

3.1 Producer/Seller agrees to construct or has already constructed facilities necessary to deliver Producer/Seller's Gas produced to Buyer/Processor at the Point(s) of Delivery listed on Exhibit "A". Buyer/Processor shall install the facilities required to gather and measure Producer/Seller's Gas received at the Point(s) of Delivery listed on Exhibit "A" (the "Facilities").

3.2 Buyer/Processor shall have the option to make connections on its Gathering System for new Gas developed and produced and saved by Seller on the Leases described in Exhibit "A-l". However, Buyer/Processor, in its sole discretion, shall not be required to construct any new facilities that it deems uneconomic. Throughout the term of this Agreement, immediately upon receipt of notice of the completion of a new Well or CDP by Seller on the Lease(s) listed on Exhibit "A-l", Buyer/Processor shall provide Producer/Seller a written proposal of the estimated cost to install the facilities required to gather and measure Producer/Seller's Gas (the "Facilities") produced from the new Well or CDP. Producer/Seller shall thereupon have fifteen (15) days to elect to accept or decline such proposal. As part of Producer/Seller's acceptance, Producer/Seller shall include payment for one hundred percent (100%) of Buyer/Processor's estimated cost to install the facilities.

3.3 Upon receipt of Seller's payment of the estimated cost and acceptance of Buyer/Processor's written proposal, Buyer/Processor will immediately proceed to acquire the right of way and diligently proceed with the construction and installation of the Facilities. Upon completion of the Facilities referenced herein, Buyer/Processor shall adjust the estimated cost to reflect actual costs; however, Producer/Seller will not be responsible for costs exceeding one hundred ten percent of the estimated cost. Amounts due Buyer/Processor shall be invoiced by Buyer/Processor and such invoice shall be payable within ten days after receipt. Any adjusted amounts due Producer/Seller shall be paid under the Payment terms of this Agreement. Buyer/Processor shall hold title to the Facilities.

3.4 Should Producer/Seller decline the proposal as set forth above, Buyer/Processor shall not be obligated to make any such connection, and Producer/Seller may require Buyer/Processor to release such Well(s) from the Agreement.

                                   ARTICLE IV
                                   ----------
                                    QUANTITY
                                    --------

4.1 Subject to the terms and conditions contained herein, Producer/Seller shall deliver and sell to Buyer/Processor, and Buyer/Processor shall receive and purchase Producer/Seller's Gas on a commercially reasonable basis.

4.2 Producer/Seller acknowledges and understands that Buyer/Processor will receive and purchase Producer/Seller's Gas utilizing the Facilities which also receive, transmit and process Gas delivered to Buyer/Processor by other parties.

                                    ARTICLE V
                                    ---------
                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

5.1 The General Terms and Conditions set forth in the Appendix attached hereto as Exhibit "B" (the "Appendix") are the general terms and conditions applicable to this Agreement, which Appendix is by reference hereby incorporated into and made an integral part of this Agreement. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in the Appendix, the terms in the body of this Agreement shall control.

                                   ARTICLE VI
                                   ----------
                   PRICE, REVENUE DISTRIBUTION, MARKET OPTION
                   ------------------------------------------
                         RESIDUE GAS AND PLANT PRODUCTS
                         ------------------------------

6.1 A. Effective the date of first deliveries of Producer/Seller's Gas under this Agreement, Producer/Seller shall receive a price for all Residue Gas attributable to Producer/Seller's Gas purchased by Buyer/Processor hereunder equal to eighty percent (80%) of the Residue Gas Revenues, allocated as set forth in Section 9 of the Appendix. It is provided, however, that in lieu of the foregoing, Producer/Seller shall have the right on the terms set forth herein, exercisable for annual periods, to receive a volume of Residue Gas thermally equivalent to eighty percent (80%) of the Residue Gas attributable to Producer/Seller's Gas delivered to Buyer/Processor hereunder, in which event

Producer/Seller shall be responsible for providing a market, transportation and/or storage therefor at and downstream of the Point(s) of Redelivery ("Annual Market Option").

     B. In addition to the foregoing, effective the date of first deliveries of Producer/Seller's Gas under this Agreement, Producer/Seller shall receive a price for all of Producer/Seller's Plant Products purchased by Buyer/Processor hereunder equal to eighty percent (80%) of the Plant Products Revenues and Sulfur Revenues attributable to Producer/Seller's Gas, allocated as set forth in
Section  9  of  the  Appendix.

6.2  ANNUAL MARKET OPTION, NOMINATION, SCHEDULING AND DELIVERY

     A. Producer/Seller shall have the right pursuant to Section 6.1 A above to receive a volume of Residue Gas thermally equivalent to 80% of the Residue Gas attributable to Producer/Seller's Gas delivered to Buyer/Processor hereunder. Such option shall be exercisable by Producer/Seller for minimum of annual periods upon providing Buyer/Processor written notice of its election at least ninety (90) days prior to December 31 of any Contract Year, whereupon, beginning with the Accounting Period beginning the next January 1, and for the following twelve (12) Accounting Periods, Producer/Seller shall either begin (or cease) for annual periods thereafter, to receive a volume of Residue Gas thermally equivalent to 80% of the Residue Gas attributable to Producer/Seller's Gas delivered to Buyer/Processor hereunder ("Producer/Seller's Market Quantity"), to be redelivered to Producer/Seller or its designee at the Point(s) of Redelivery. The option shall be exercised, or not exercised, for annual periods beginning each January 1, and an election, once made, shall continue until changed in accordance with the foregoing._During periods when Producer/Seller exercises its Annual Market Option, Buyer/Processor will deliver Producer/Seller's Market Quantity to either or both of the following" Point(s) of Redelivery" on a capacity available basis: (i) the interconnection between Buyer/Processor's facilities and Williston Basin Interstate Pipeline Company's ("WBI") facilities, or (ii) for an additional fee of $0.20 / MMBtu (dry), to the inlet of Northern Natural Gas Company's compressors at the Ft. Buford terminus of Buyer/Processor's Ft. Buford Line ("Ft. Buford"). In the event that
Buyer/Processor's Ft. Buford Line is or becomes insufficient in capacity to deliver or handle all the Residue Gas, then capacity will be allocated to Producer/Seller on an equal pro-rata basis, based on that Gas Day's total nominations to that point.

     B.  Nominations.  During  periods when Producer/Seller exercises its Annual
         -----------
Market Option, Producer/Seller will submit in writing to Buyer/Processor, by facsimile or electronically in the form and according to procedures requested by Buyer/Processor from time to time, a schedule for the succeeding Month of its total estimated quantities of Gas in Mcf per Day to be delivered to Buyer/Processor at the Point(s) of Delivery, and volumes of Producer/Seller's Market Quantity to be delivered to Producer/Seller or Producer/Seller's designee at each of the Point(s) of Redelivery. In addition, if there is any change in the aforesaid Monthly schedule and nominations, Producer/Seller will submit in writing to Buyer/Processor, by facsimile or electronically in the form and according to procedures requested by Buyer/Processor from time to time, a schedule for the succeeding Day (and, if applicable, for the balance of the Month) of its total estimated quantities of Gas in Mcf per Day to be delivered to Buyer/Processor at the Point(s) of Delivery, and volumes of Producer/Seller's Market Quantity to be delivered to Producer/Seller or Producer/Seller's designee at each of the Point(s) of Redelivery. All the aforesaid notices shall be provided to Buyer/Processor by 10:00 A.M. C.T. at least one (1) day prior to the delivery date or the date required by the transporter of such Residue Gas, whichever is earlier.

     C.   Additionally:

          1. Such schedule, projected for the Month, shall be based upon the prior Month's deliveries, adjusted as necessary, in Buyer/Processor's reasonable judgment, for imbalance, or anticipated increases or declines in production volumes.

          2. On Buyer/Processor's Predetermined Allocation ("PDA"), Producer/Seller shall be designated as a swing shipper. Such designation may be changed or modified if necessary in Buyer/Processor's discretion.

          3. If Buyer/Processor's field measurement indicates flow differentials of plus or minus five percent ( 5%) from the first of the Month estimates, or if otherwise in Buyer/Processor's reasonable judgment Producer/Seller's nominations require adjustment, Buyer/Processor reserves the right to require Producer/Seller to adjust its market nominations accordingly.

          4. Producer/Seller shall indemnify and hold Buyer/Processor harmless from any and all imbalance penalties and fees imposed by transporters which are applicable to Producer/Seller's Residue Gas.

          5. The Parties recognize and acknowledge that there will be variations from time to time between the Btu quantity of Producer/Seller's Market Quantity that the Producer/Seller is entitled to each month (determined pursuant to the terms and conditions of this Agreement) and the Btu quantity that Producer/Seller has nominated. Buyer/Processor reserves the right to adjust and eliminate such variations by methods which may include, but not be limited to, (i) the adjustment of Producer/Seller's nominations, and/or (ii) a proration of actual production to nominations, and/or (iii) contemporaneously with the transporters' "cash out", a "cash out" of any imbalances at the price specified in the proration of the transporters' tariff covering such "cash outs" at the tailgate of the Plant if said "cash out" is a direct result of Producer/Seller's failure to settle unbalances with the transporter. Producer/Seller and Buyer/Processor agree to communicate as to variations in Producer/Seller's Market Quantity_available.

          6. Producer/Seller and/or Buyer/Processor may each designate, in writing, other parties to nominate, schedule, and manage the Gas control activities from time to time.

     D. Should Producer/Seller lose all or any portion of its market, or if the designated recipient of Producer/Seller's Market Quantity fails to accept same, and Producer/Seller does not adjust its nominations accordingly, Buyer/Processor, at its option, may (i) elect to purchase all or part of the corresponding Residue Gas at a price equal to ninety-five percent (95%) of Residue Gas Revenues attributable to Producer/Seller's Gas according to the applicable terms of this Agreement, or (ii)

Buyer/Processor may cease accepting same until notified by Producer/Seller that a third party market exists therefor.

     As to Producer/Seller's Market Quantity, Buyer/Processor shall process Producer/Seller's Gas and purchase the Plant Products attributable thereto in accordance with the provisions of this Agreement regardless of whether Producer/Seller exercises its Annual Market Option as herein set forth.

6.3 BALANCING DURING PERIODS WHEN PRODUCER/SELLER EXERCISES ITS ANNUAL MARKET OPTION

     A. Producer/Seller's Obligation to Maintain Balance. Producer/Seller shall manage daily receipts and deliveries of Gas and, if necessary, make adjustments to maintain a balance of receipts and deliveries. Producer/Seller shall manage daily receipts and deliveries so that the Imbalance shall be kept as near zero as practicable. "Imbalance" shall be defined as the difference between Producer/Seller's Market Quantity and the total MMBTU's of Residue Gas nominated for delivery at the Point(s) of Redelivery by Producer/Seller. Producer/Seller and Buyer/Processor agree to communicate as to variations in Shrinkage, fuel use and lost and unaccounted-for Gas attributable to Producer/Seller's Gas.

     B. Processor's Right to Minimize Variances and to Balance. Monthly balancing Producer/Seller's Market Quantity and Point(s) of Redelivery volumes shall be managed by Buyer/Processor so that any Imbalance or tolerance shall be kept as near to zero as practicable. Unless agreed to between parties, Buyer/Processor will not be required to receive corresponding allowable quantities from Producer/Seller in excess of the quantities Producer/Seller or Producer/Seller's designee will accept at the Point(s) of Redelivery on a concurrent basis and Buyer/Processor shall not be required to deliver at the Point(s) of Redelivery quantities in excess of the Producer/Seller's Market Quantity.

6.4 Producer/Seller shall be responsible for distribution of revenues to owners of interest in the Gas purchased by Buyer/Processor hereunder, as further described in Section 12, PAYMENT of the Appendix.
                         -------

                                   ARTICLE VII
                                   -----------
                                      FEES
                                      ----

7.1 In conjunction with the gathering, treating and processing of Producer/Seller's Gas, Buyer/Processor shall also charge and receive the fees set forth below, which fees shall be deducted each Accounting Period from the aggregate proceeds due Producer/Seller pursuant to Article VI above.

     A. An alternative power/fuel source fee, in the event any of Producer/Seller's Gas flows through a field compression facility or facilities powered by electrical power, or any fuel or power source other than Gas being gathered into Buyer/Processor's Facilities, equal to Producer/Seller's allocable portion of the power or alternative fuel costs necessary to operate such facility or facilities. Such costs shall be allocated to each Point of Delivery by multiplying the total power and fuel cost of each field compression facility for an Accounting Period by a fraction, the numerator of which shall be the volume of Gas flowing through the facility attributable to the particular Point(s) of Delivery and the denominator of which shall be the total volume of Gas flowing through such compression facilities. Buyer/Processor shall charge Producer/Seller, on a monthly basis, the resultant product.

     B. A treating fee per Mcf of Producer/Seller's Gas delivered hereunder at the Point'(s) of Delivery equal to the result of the following formula:

     ($0.025 per Mcf)(A) = treating fee,

where A is the molecular percent of Acid Gas, expressed as the next whole number, contained in Producer/Seller's Gas delivered hereunder. "Acid Gas" is defined to be equal to the molar concentration of CO2 plus the molar concentration of H2S.

     C. The marketing, fractionation, butane splitter and butane splitter facilities operating and maintenance fees provided in Appendix Section l.(14) Market Price - Plant Products, and the Ft. Buford pipeline transportation fee provided in Appendix Section l.(15) Market Price - Residue Gas, as applicable.

                                  ARTICLE VIII
                                  ------------
                                     NOTICES
                                     -------

8.1 All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when delivered personally or three (3) business days following deposit in the United States mail, certified mail, return receipt requested, or one (1) business day following delivery to recognized overnight courier service, or upon transmittal by facsimile, in each such case postage or charges prepaid and addressed as follows:

          TO:    PRODUCER/SELLER'S  REPRESENTATIVE:

                 Petrosearch Operating Company, LLC
                 4925 Greenville Avenue Suite 125
                 Dallas, TX 75206

                 ATTN: Wayne Beninger
                 Phone:214-373-9442
                 Fax: 214-373-9963

          TO:    BUYER/PROCESSOR:

                 BEAR PAW ENERGY, LLC
                 1400 16th Street, Suite 310
                 Denver, Colorado 80202

                 ATTN:  Gas Supply
                 Phone: 720-946-3605
                 Fax:   720-946-3640


                                   ARTICLE IX
                                   ----------
                                      TERM
                                      ----

9.1 This Agreement shall be in full force and effect as of the Effective Date and shall remain in full force and effect for the economic life of Buyer/Processor's Facilities.

                                    ARTICLE X
                        (None- Intentionally Left Blank)
                        --------------------------------

                                   ARTICLE XI
                                   ----------
                                  MISCELLANEOUS
                                  -------------

11.1 Respecting certain rights of the Parties hereto:

     A. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, assigns, heirs, administrators and/or executors and shall constitute a real right and covenant running with the lands and leasehold interests covered hereby. Either Party may assign his or its right, title, and interest in, to and under this Agreement, including, without limitation, any and all renewals, extensions, amendments, and/or supplements hereto; provided, however, that no such assignment shall in any way operate to enlarge, alter, or change any right or obligation of the other Party or Parties hereto. No assignment shall be effective or binding until a copy of same has been furnished to the other Party.

     B. Further, this Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall be binding upon any purchaser of Buyer/Processor's Facilities and upon any purchaser of Producer/Seller's Leases, or any part thereof or interest therein which are subject to this Agreement. It is agreed that no sale of Producer/Seller's Leases, or any part thereof or interest therein, or of all or substantially all of Buyer/Processor's Facilities, shall be made unless the purchaser thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to the Leases, Facilities or interests so sold or conveyed. It is further agreed, however, that nothing herein contained shall in any way prevent either Party hereto from pledging or mortgaging all or any part of such Party's Leases or Facilities as security under any mortgage, deed of trust, or other similar lien, or from pledging this Agreement or any benefits accruing hereunder to the Party making the pledge, without the assumption of obligations hereunder by the mortgagee, pledgee or other grantee under such an instrument.

     C. Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns, or heirs, administrators or executors of the Parties hereto. 11.2 Producer/Seller expressly does not by the terms of this Agreement, sell, transfer or assign unto Buyer/Processor any title or interest whatsoever in the Leases or any pipe, meters, lines or other equipment of any nature owned or used by Producer/Seller in the operation of Producer/Seller's Wells and the Leases.

11.3 This Agreement constitutes the entire agreement and understanding between the Parties hereto and supersedes and renders null and void and of no further force and effect any prior understandings, negotiations or agreements between the Parties relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. Except as provided for in Section 11.4, no provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument to be executed and approved by the Parties hereto.

11.4 The Gas Industry Standards Board ("GISB") has and will continue to issue standards to which interstate pipelines must comply. To the extent that a standard affects the operation of this Agreement, Buyer/Processor shall have the right, upon notice to Producer/Seller, to modify the terms and conditions of this Agreement to conform this Agreement to such GISB standard; provided, however, that no change to any commercial term of this Agreement shall be effective without Producer/Seller's consent.

11.5  Memorandum  of  Agreement:  Upon  execution of this Agreement, the Parties
      -------------------------
agree to execute a Memorandum of this Agreement to which shall be attached an exhibit containing a legal description of the Leases, recites that the Parties have entered into this Agreement and that this Agreement provides for the dedication by Producer/Seller of the Gas produced and saved from the Leases and the purchase, gathering and processing of such Gas by Buyer/Processor pursuant to the terms and conditions set forth in this Agreement, which Memorandum shall be placed of record in each County in which the Leases are located.

11.6  Confidentiality  Agreement: Upon thirty (30) Days prior written notice and
      --------------------------
upon execution of a confidentiality agreement, a form of which is attached hereto as Exhibit C, Producer/Seller shall have the right, at reasonable times during business hours, but no more frequently than once each calendar year, at its own expense, to examine the books and records of Buyer/Processor to the extent necessary to audit and verify the accuracy of any statement, charge, or computation made under or pursuant to this Agreement. The scope of such audit shall be limited to the twenty-four (24) Month period after payment is made. All statements, allocations, measurement, and payments made in any period prior to the twenty-four (24) Months preceding such Month shall be conclusively deemed true and correct. The Party conducting the audit shall have six (6) Months after commencement of the audit in which to submit a written claim, with supporting detail, for adjustments.

11.7 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     THE PARTIES HERETO have executed this Agreement as of the day and year first above written.


                                       BUYER/PROCESSOR:

WITNESS:                               BEAR PAW ENERGY, LLC



BY:  /s/ illegible                     By:  /s/ Pierce H. Norton
   --------------------------------       -------------------------------------
                                                Pierce H. Norton
                                                President

                                       PRODUCER/SELLER:


WITNESS:                               PETROSEARCH OPERATING COMPANY, LLC



BY:  /s/ Joyce W. Denton               By:  /s/ Dan Denton
   --------------------------------       -------------------------------------
                                       Name:  Dan Denton
                                            -----------------------------------
                                       Title: President
                                             ----------------------------------

                                    EXHIBIT A
                                    ---------

                  ATTACHED TO AND MADE A PART OF THAT CERTAIN
           GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT
            BY AND BETWEEN BEAR PAW ENERGY, LLC AS "BUYER/PROCESSOR"
          AND PETROSEARCH OPERATING COMPANY, LLC, AS "PRODUCER/SELLER"


                            THE POINT(S) OF DELIVERY
                            ------------------------

At Gruman 1 Well located in the SE/4 of Section 18, T. 139 N., R. 96 W.

                                   THE LEASES
                                   ----------

All interest in the following lands which are now or hereafter owned and/or controlled by Producer/Seller:

Township 139 North. Range 96 West
---------------------------------

Section 18: SE/4 (upon which the Gruman 1 Well is located)

Stark County, North Dakota

                                   EXHIBIT A-1
                                   -----------

                  ATTACHED TO AND MADE A PART OF THAT CERTAIN
          GAS PURCHASE, GATHERING, TREATING, AND PROCESSING AGREEMENT
            BY AND BETWEEN BEAR PAW ENERGY, LLC AS "BUYER/PROCESSOR"
          AND PETROSEARCH OPERATING COMPANY, LLC, AS "PRODUCER/SELLER"

                               ACREAGE DEDICATION
                               ------------------

All interest in the following lands which are now or hereafter owned and/or controlled by Producer/Seller:

          Section 16: NE1/4                         T138N  R95W
          -----------------                         -----  ----
          Section 16: SE1/4                         T138N  R95W
          -----------------                         -----  ----
          Section 10: SE1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 22: NW1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 22: SE1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 22: SW1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 24: SE1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 26: SE1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 26: SW1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 36: NW1/4                         T138N  R96W
          -----------------                         -----  ----
          Section 28: NW1/4                         T139N  R95W
          -----------------                         -----  ----
          Section 18: NE1/4, N1/2SE1/4, SE1/4SE1/4  T139N  R96W
          ----------------------------------------  -----  ----
          Section 17: N1/4                          T139N  R96W
          ----------------                          -----  ----
          Section 16: SE1/4                         T139N  R96W
          -----------------                         -----  ----
          Section 28: E1/2                          T139N  R96W
          ----------------                          -----  ----
          Section 23: NW1/4                         T139N  R96W
          -----------------                         -----  ----
          Section 23: SW1/4                         T139N  R96W
          -----------------                         -----  ----
          Section 26: NE1/4                         T139N  R97W
          -----------------                         -----  ----
          Section 26: SE1/4                         T139N  R97W
          -----------------                         -----  ----
          Section 6: Lots 1, 2, S1/2NE1/4           T139N  R97W
          -------------------------------           -----  ----
          Section 26: NW1/4                         T139N  R97W
          -----------------                         -----  ----
          Section 16: S1/2                          T139N  R97W
          ----------------                          -----  ----
          Section 36: NE1/4                         T139N  R97W
          -----------------                         -----  ----
          Section 36: NW1/4                         T139N  R97W
          -----------------                         -----  ----
          Section 36: SW1/4                         T139N  R97W
          -----------------                         -----  ----
          Section 10: SW1/4                         T140N  R96W
          -----------------                         -----  ----
          Section 2: NW1/4                          T140N  R96W
          ----------------                          -----  ----
          Section 8: NW1/4                          T140N  R96W
          ----------------                          -----  ----
          Section 10: SE1/4                         T140N  R97W
          -----------------                         -----  ----
          Section 4: SE1/4                          T140N  R97W
          ----------------                          -----  ----
          Section 12: NW1/4                         T140N  R97W
          -----------------                         -----  ----
          Section 4: NE1/4                          T140N  R97W
          ----------------                          -----  ----
          Section 4: NW1/4                          T140N  R97W
          ----------------                          -----  ----
          Section 2: Lots 1, 2, 7, 8, 9, 10         T140N  R98W
          ---------------------------------         -----  ----

Stark County, North Dakota

                                    EXHIBIT B
                                    ---------

                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
           GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT
            BY AND BETWEEN BEAR PAW ENERGY, LLC AS "BUYER/PROCESSOR"
          AND PETROSEARCH OPERATING COMPANY, LLC, AS "PRODUCER/SELLER"

                                    APPENDIX
                                    --------
                                       TO
                                       --
           GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT
           ----------------------------------------------------------
                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

1.   DEFINITIONS
     -----------

     A. For the purposes of the Gas Purchase, Gathering, Treating and Processing Agreement (the "Agreement") to which this Appendix is attached, unless the context of the Agreement requires otherwise, the following terms and expressions used therein and in this Appendix shall be defined as follows:

          1) "Accounting Period", except the initial "Accounting Period", shall mean a period of one calendar month, commencing at 9:00 a.m. Central Clock Time on the first day of each month, and ending at 9:00 a.m. Central Clock Time on the first day of the succeeding calendar month. The initial "Accounting Period" shall commence at 9:00 a.m. Central Clock Time on the date of initial deliveries of Gas hereunder, continuing for a period of consecutive calendar days until 9:00 a.m. Central Clock Time on the first day of the succeeding calendar month.

          2) "Btu" (British Thermal Unit) shall mean the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and five- tenths degrees (58.5 ) Fahrenheit to fifty-nine and five-tenths degrees (59.5 )
               Fahrenheit  at  14.73  Psia.

          3) "Buyer/Processor's Gathering System" shall mean the pipelines (including field compression) and appurtenances constructed or acquired by Buyer/Processor for the purpose of accepting delivery and transmitting Producer/Seller's Gas from the Point(s) of Delivery to the Gas Plant.

          4) "CDP or Central Delivery Point" shall mean a point or location where Producer/Seller has production facilities to handle the production from one or several Wells.

          5) "Contract Year" shall mean with relation to the first Contract Year, that period of time commencing on the date of Producer/Seller's initial delivery of Gas hereunder, and extending for the next twelve (12) consecutive calendar Months, to but not including, the first of the following calendar Month, which date shall constitute the anniversary date of this Agreement. Thereafter, each subsequent Contract Year shall mean that period of time commencing with an anniversary date of this Agreement and extending for a period of twelve (12) consecutive calendar Months to, but not including, the following anniversary date.

          6) "Cubic Foot of Gas" shall mean the amount of Gas required to fill a cubic foot of space when the Gas is at a base pressure of 14.73 Psia and at a base temperature of sixty degrees (60 ). Fahrenheit.

          7) "Day" shall mean the 24-hour period beginning and ending at 9:00 a.m. Central Clock Time.

          8) "Facilities" shall have meaning ascribed by the first Recital of the Agreement.

          9) "Gas" shall mean the effluent vapor stream including all of the constituents thereof, entrained liquids as produced from a well, whether a gas well or an oil well, and delivered into the Facilities by Producer/Seller and other producers at their respective Point(s) of Delivery.

          10) "Gas Plant" shall mean Buyer/Processor's natural gas processing plant located in McKenzie County, North Dakota and/or such other natural gas processing facility(ies) utilized by Buyer/Processor for processing and treating Producer/Seller's Gas.

          11) "Gross Heating Value" shall mean the total or gross Btu's obtained by the use of a recording calorimeter, chromatograph, or other method mutually agreed upon between the parties, produced by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1.0) cubic foot at a temperature of sixty degrees (60 F) Fahrenheit saturated with water vapor and under a pressure of 14.73 Psia with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

          12) "MCF" shall mean one thousand (1,000) cubic feet of Gas at a temperature of sixty degrees (60 F) Fahrenheit and under a pressure of 14.73 Psia.

          13)  "MMBtu"  shall  mean  one  million  (1,000,000)  Btu's.

          14) "Market Price - Plant Products" shall be defined as (i) with respect to Plant Products (excluding butane), the weighted average sales price per gallon received by Buyer/Processor at the tailgate of the Gas Plant from the sale of Plant Products attributable to Producer/Seller's Gas to markets at the best price then obtainable in Buyer/Processor's sole judgment and discretion, less a $0.035 per gallon marketing and fractionation fee and less actual costs incurred to transport the Plant Products (excluding butane), and (ii) with respect to butane, the weighted average sales price per gallon received by Buyer/Processor at the tailgate of Buyer/Processor's butane splitter from the sale of volumes of butane and iso-butane attributable to Producer/Seller's Gas to markets at the best price then obtainable in Buyer/Processor's sole judgment and discretion, less actual costs incurred to transport the butane; less a $0.035 per gallon marketing and fractionation fee; and less a butane splitter facilities operating and maintenance fee of $0.005 per gallon of butane sold (both normal and iso).

          15) "Market Price - Residue Gas" shall be defined as the weighted average commodity price per MMBtu received by Buyer/Processor for the amounts of Residue sold to Residue Gas markets at the best price then obtainable in Buyer/Processor's sole judgment and discretion, less (i) actual transportation charges incurred by Buyer/Processor, and (ii) a fee of $0.20 per MMBtu (dry) for each MMBtu of Residue Gas moved from the Gas Plant via the Ft. Buford line connecting to Northern Border Pipeline Company.

          16) "Month" shall mean the period beginning at 9:00 a.m. Central Clock Time on the first day of a calendar month and ending at 9:00 a.m. Central Clock Time on the first day of the next succeeding calendar month.

          17) "Party" or "Parties" shall mean one or both, respectively, of the signatories to this Agreement.

          18) "Plant Products" shall mean all liquefiable hydrocarbons including, without limitation, incidental methane and ethane, propane, butane, and natural gasoline, individually or as a mixture, as determined by the latest GPA Publication 2145 extracted and saved at the Gas Plant from all of the Gas delivered to and processed by Buyer/Processor. Plant Products shall be deemed to include liquids or drip (condensed hydrocarbons) which have collected in and are removed from Buyer/Processor's Gathering System upstream of the inlets to the Gas Plant.

          19) "Plant Products Revenues " shall have the meaning ascribed to it by Section 9.A of this Appendix.

          20)  "Point(s)  of  Delivery" shall have the meaning ascribed to it by
               Section  2  of  this  Appendix.

          21)  "Psia " shall mean pounds per square inch absolute.

          22)  "Psig" shall mean pounds per square inch gauge.

          23) "Residue Gas" shall mean that portion of all Gas, as measured at the tailgate of the Gas Plant, remaining after the extraction therefrom of Plant Products, Gas

               Plant and field fuel requirements, and Gas Plant and field losses or uses of Gas at the Gas Plant.

          24)  "Residue  Gas  Revenues" shall have the meaning ascribed to it by
               Section  9.B.  of  this  Appendix.

          25) "Producer/Seller's Gas Reserves" shall mean the total quantity of Producer/Seller's Gas attributable to Producer/Seller's present or future interest in, and/or which Producer/Seller has the right to market from the Leases.

          26) "Shrinkage" shall mean the thermal reduction in the Gas which results from Facilities fuel gas consumption and the extraction of Plant Products.


2.   POINT(S) OF DELIVERY. PRESSURE AND OWNERSHIP
     --------------------------------------------

     A. The Point(s) of Delivery of all Gas delivered under the Agreement shall be at the inlet of Buyer/Processor's metering facilities located at Producer/Seller's lease separation facilities or at such other Point(s) of Delivery as may be mutually agreed upon in writing by the Parties from time to time, and title to said Gas (including such hydrocarbons from the Gas that have not been or cannot be recovered through the use of conventional mechanical wellhead gas-oil separators) shall pass from Producer/Seller to Buyer/Processor at said Point(s) of Delivery with respect to all amounts of Producer/Seller's Gas sold to Buyer/Processor hereunder.

     B. The Point(s) of Redelivery of all Residue Gas redelivered to Producer/Seller pursuant to Article VI of the Agreement shall be at the outlet of Buyer/Processor's metering facilities located at such locations (or at the inlet of the third-party transporter's facilities at such location(s) if Buyer/Processor does not have a meter there), and title to said Residue Gas shall pass from Buyer/Processor to Producer/Seller at said Point(s) of Redelivery with respect to all amounts of Producer/Seller's for which Producer/Seller has exercised its Annual Market Option hereunder.

     C. Producer/Seller, at its own expense, shall equip, maintain and operate all facilities to deliver Producer/Seller's Gas to Buyer/Processor at the Point(s) of Delivery, including, but not limited to, installation and maintenance of Producer/Seller's gathering facilities and mechanical separation equipment.

     D. Buyer/Processor shall construct, maintain, own and operate all necessary facilities to accept Producer/Seller's Gas from Producer/Seller at the Point(s) of Delivery.

     E. Producer/Seller will deliver Gas at the Point(s) of Delivery at a pressure sufficient to enter Buyer/Processor's Gathering System, but not to exceed the maximum allowable operating pressure ("maop") of the pipe. In the event Producer/Seller determines that such working pressure excessively limits the production of Producer/Seller's Wells, Producer/Seller shall provide written notice thereof to Buyer/Processor. Upon receipt of such notice, Buyer/Processor, as soon as practicable, shall present to Producer/Seller a written proposal pursuant to which Buyer/Processor shall construct, own and operate such field compression facilities as may be necessary to reduce such pressure to a mutually acceptable level and shall disclose the charges to be assessed Producer/Seller therefor, together with a schedule of payment. Once such proposal has been accepted by Producer/Seller in writing, Buyer/Processor shall utilize commercially reasonable efforts to construct or cause to be constructed and placed in operation the required field compression facilities within ninety
(90) days of receipt of such written acceptance. Should Producer/Seller elect not to accept such proposal, Producer/Seller shall have the right to install compression facilities at its sole cost and expense subject to Buyer/Processor's reasonable construction and design standards and requirements.

     F. As between the Parties, Producer/Seller shall be in possession and control of the Gas deliverable under the Agreement and responsible for any injury or damage caused thereby until the same shall have been delivered to Buyer/Processor, after which delivery Buyer/Processor shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby, provided that if Producer/Seller is exercising its Annual Market Option hereunder, upon redelivery to Producer/Seller or its designee at the Point(s) of Redelivery of Producer/Seller's Market Quantity, Producer/Seller shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby.

3.   RESERVATIONS  AND  COVENANTS  OF  PRODUCER/SELLER
     -------------------------------------------------

     A. Producer/Seller, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Producer/Seller's Gas Reserves and the Leases subject hereto:

          1) The right to use the Gas produced from the Leases prior to delivery to Buyer/Processor for the following purposes:

               a) For fuel in the development and operation of the Leases from which the Gas is produced, excluding, however, the use of such Gas for secondary or tertiary recovery projects such as miscible flood and fire flood projects;

               b) For delivery to the lessors of the Leases of the Gas if such lessors are entitled to use or take such Gas in kind under the terms of the Leases;

               c) For fuel in the operation of the facilities which Producer/Seller may install in order to deliver Gas hereunder in accordance with the terms hereof.

          2) The right to pool or unitize the Leases (or any portion thereof) with other lands and leases so long as such action does not reduce Producer/Seller's Gas Reserves. In the event of any such pooling or unitization, the Agreement will cover Producer/Seller's interest in the pool or unit and the Gas attributable thereto to the extent that such interest is derived from Producer/Seller's Gas Reserves.

     B. Producer/Seller shall provide to Buyer/Processor all necessary information whereby Buyer/Processor can make the proper allocation herein called for or required by Buyer/Processor's normal and customary accounting practices or required by Buyer/Processor's normal and customary contract administration practices.

     C. Producer/Seller shall operate the Leases free of any control by Buyer/Processor, including without limitation, the right to make farmouts of any lease subject to this Agreement, and to abandon any well and surrender any lease when Producer/Seller deems the same no longer capable of producing Gas in commercial quantities under normal methods of operation. Producer/Seller shall not be required to produce any well or wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Producer/Seller be obligated to drill additional wells or to deepen, repair or rework any existing wells.

     D. In conjunction with Section 2.A. above, Producer/Seller shall retain all liquid hydrocarbons separated from Producer/Seller's Gas by the use of mechanical separators at the Point(s) of Delivery; provided however, that Producer/Seller shall not be permitted to remove or recover liquid hydrocarbons from Producer/Seller's Gas other than such as can be removed through the use of conventional non-refrigerated type wellhead separators.

4.   QUANTITY RESTRICTIONS
     ---------------------

     A. Buyer/Processor's obligation to receive Producer/Seller's Gas under the Agreement is subject to the limitations and conditions set forth below:

          1) If Buyer/Processor is unable to receive and purchase the total amounts of Producer/Seller's Gas tendered to Buyer/Processor from Producer/Seller's Wells due to market restrictions or capacity restrictions on the Facilities, Buyer/Processor shall receive and purchase only that portion of Producer/Seller's Gas available for delivery to the Gas Plant which is ratable on a thermal basis with the heating value of all Gas available for delivery to the Gas Plant, based upon the most recent Accounting Period of production during which no delivery restrictions were imposed and/or no events of force majeure were in effect.

          2) The terms of any third party Residue Gas sales agreements then in force.

5.   PRODUCER/SELLER'S WARRANTIES
     ----------------------------

     A. Producer/Seller hereby warrants title to the Gas sold and delivered hereunder and the right of Producer/Seller to sell the same; and Producer/Seller warrants that all such Gas is owned by Producer/Seller, or that Producer/Seller has the right to market said Gas free from all liens and adverse claims, including liens to secure payments of production taxes, severance taxes, and other taxes. Producer/Seller agrees to indemnify Buyer/Processor and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims, whether meritorious or not, of any and all persons, firms, or corporations to said Gas or to royalties, overriding royalties, taxes, license fees, or charges thereon, resulting from actions of, by, through or under Producer/Seller. Buyer/Processor shall be entitled to recover all costs and attorneys' fees incurred as a result of its involvement in any action or claim described herein. Buyer/Processor, at any time thereafter, when it shall appear to Buyer/Processor by reason of receipt of written notice of claim or dispute that the ownership or title to all or part of the Leases, or the Gas produced therefrom, may be in a party or parties other than Producer/Seller, or upon learning of any other claims, liens, taxes, royalties, fees, expenses or other adverse claims, may suspend payments hereunder without payment of interest, unless otherwise required by statute, and retain as security for the performance of Producer/Seller's obligations with respect thereto, the entire purchase price of the Gas until Buyer/Processor has been satisfied as to the amount of such claim or ownership claimed, and thereafter up to the amount of such ownership interest or claim until it has been finally determined and satisfied, or until Producer/Seller shall have furnished a bond to Buyer/Processor in an amount and with sureties satisfactory to Buyer/Processor, conditioned upon the protection of Buyer/Processor with respect to such ownership or claim.


6.   EASEMENTS
     ---------

     A. To the extent that it may contractually or lawfully do so under its leasehold interest without impairing its own similar right, Producer/Seller hereby assigns and transfers to Buyer/Processor any easement across the Producer/Seller's Leases, and across any adjoining lands in which Producer/Seller may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and/or removing Buyer/Processor's pipe, meters, lines, and other equipment used or useful in the performance of the Agreement. It is intended that any property of Buyer/Processor placed in or upon any of such land shall remain the personal property of Buyer/Processor, subject to removal by it upon the expiration or termination of the Agreement for any reason. Buyer/Processor shall have a reasonable time after the expiration or termination of the Agreement to remove same. Buyer/Processor shall indemnify and hold Producer/Seller harmless of and from any and all claims and damages for all injuries to persons, including death, or damage to property arising out of or incident to Buyer/Processor's use of the easement hereunder transferred, only in the event said claim or damage shall be the result of negligence legally imputable to Buyer/Processor, its employees, agents, and representatives.

7.   SHRINKAGE
     ---------

     A. Buyer/Processor agrees to use ordinary care in gathering Producer/Seller's Gas from the Point(s) of Delivery to the Gas Plant, and after processing Producer/Seller's Gas, delivering the resultant Residue Gas to its purchaser at the tailgate of the Gas Plant. However, the Parties understand and agree that certain losses in the Gas will occur and shall be shared by and among Producer/Seller and other third parties whose gas is transported to the Gas
Plant, in the proportion that each party delivers gas into Buyer/Processor's Gathering System at their respective Point(s) of Delivery.

8.   GAS  MEASUREMENT  AND  QUALITY
     ------------------------------

     A. Buyer/Processor, at its expense, shall furnish, install, operate and maintain a suitable orifice meter at the Point(s) of Delivery of the Gas covered hereby. Each meter installed by Buyer/Processor shall be a meter acceptable in the industry and each meter shall be installed and operated in accordance with the requirements of applicable provisions in ANSI/API 2530, "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties. Any meter installed hereunder shall be open to inspection by Producer/Seller at all reasonable times. The charts and records pertaining to measurement hereunder shall be kept on file by Buyer/Processor for a period of two (2) years for the mutual use of the Parties. In the event any question arises as to the accuracy of the measurement, the meter or meters shall be tested upon the demand of either Party. The expense of any such special test shall be borne by the Party demanding same if the meter registration is found to be correct, and by Buyer/Processor if found to be incorrect.

     B. Producer/Seller may, at its option and sole expense, install, maintain and operate check meters and other equipment to check Buyer/Processor's meters; provided, however, that such check meters and other equipment shall be installed by Producer/Seller so as not to interfere with the operation of any of the Facilities. Buyer/Processor and Producer/Seller shall have access to each other's measuring equipment at all times during business hours, but the reading, calibrating and adjustment thereof and the changing of charts shall be done only by the employees or agents of Buyer/Processor and Producer/Seller, respectively, as to meters or check meters so installed hereunder.

     C. At least semi-annually, unless otherwise required by statute, Buyer/Processor shall verify the calibration of all meters installed hereunder and make adjustments as necessary. Should Producer/Seller so desire, Buyer/Processor shall give notice to Producer/Seller of the time of such calibrations sufficiently in advance of holding same in order that Producer/Seller may have its representative present. With respect to any test made hereunder, a registration within two percent (2%) of correct shall be considered correct. However, the meter or meters, when found to be incorrect, shall be adjusted to one hundred percent (100%) accuracy as soon as possible. Settlement for any period during which the meter registration deviates by more than two percent (2%) of correct shall be corrected at the rate of inaccuracy for any period of inaccuracy which is definitely known or agreed upon; but in case the period is not definitely known or agreed upon, then either for a period of fifteen (15) days prior to the date of said test, or for a period calculated from the beginning of the Accounting Period in which the test was conducted, whichever is longer. The rate of the inaccuracy shall be estimated and agreed upon by the Parties hereto on the basis of the best available data, using the first of the following methods which is feasible:

          1) By using the registration of any check meter or meters if installed and accurately registering; or, in the absence thereof,

          2)   By calibration, test, or mathematical calculation; or

          3) By estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

     D. All fundamental constants, observations, records and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, unless otherwise specified herein, shall be in accordance with the applicable provisions in ANSI/API 2530, "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties. The average local atmospheric pressure shall be assumed to be 13.2 Psia. The temperature of Gas flowing through each meter shall be determined by a recording thermometer, installed by Buyer/Processor at its sole cost and expense to properly record the temperature of the flowing Gas, and the arithmetical average of the temperature recorded while the Gas is flowing during each meter chart interval shall be used in correcting amounts delivered hereunder to a temperature base of sixty degrees Fahrenheit (60 degrees F) and to a pressure base of 14.73 pounds Psia. Should the recording thermometer malfunction, Buyer/Processor shall assume a reasonable temperature for the period in question.

     E. Producer/Seller agrees that all Gas delivered to Buyer/Processor under the Agreement shall:

          1) Contain not more than two percent (2%) by volume of carbon dioxide, nor more than ten percent (10%) by volume of total inerts, nor more than one-thousandth of one percent (0.001%) by volume of oxygen, nor more than one and one-half percent (1.5%) by volume of hydrogen sulfide;

          2) Not have a maximum temperature greater than one hundred twenty degrees Fahrenheit (120 degrees F), or a minimum temperature less than fifteen degrees Fahrenheit (15 degrees F);

          3) Be commercially free of all objectionable dust or other solid or liquid or gaseous matters which might interfere with its merchantability or cause injury to or interference with proper operations of any of the Facilities through which the Gas flows; and

          4)   Contain  a  Gross  Heating Value of at least twelve hundred fifty
               (1,250)  Btu  per  cubic  foot.

     F. Buyer/Processor may test Producer/Seller's Gas delivered hereunder for adherence to the specifications above set forth, such testing to be in accordance with generally accepted industry standards and procedures. If the Gas so delivered by Producer/Seller does not meet the specifications set forth above, Buyer/Processor, at its option, may refuse to accept delivery of said Gas into its Facilities. If Producer/Seller shall deliver Gas to Buyer/Processor which exceeds the maximum pressure specifications, or fails to meet the quality specifications above-referenced, Producer/Seller shall be responsible for any damages caused to Buyer/Processor's Facilities and any other damages resulting from Producer/Seller's delivery of such non-conforming Gas. In such event, Producer/Seller shall have the right to conform Producer/Seller's Gas to the above specifications. Should Producer/Seller fail to do so, Buyer/Processor, at its option, may elect to accept such non-conforming Gas, condition the same to conform to the above specifications and charge Producer/Seller a mutually acceptable conditioning fee. If neither Party elects to condition the Gas to conform to the above specifications, then Producer/Seller, at its option, and upon sixty (60) days prior written notice to Buyer/Processor, shall have the right to obtain the release of such non-conforming Gas from the Agreement, but only as to the formation from which said Gas is produced. Notwithstanding anything hereinabove to the contrary, should Buyer/Processor elect to accept and pay for non-conforming Gas, Buyer/Processor shall not be deemed to have waived any of its rights hereunder and shall nevertheless be entitled, at any time and from time to time, to enforce the quality provisions hereof and refuse to accept delivery of any volumes of non-conforming Gas from Producer/Seller.

     G. At least semi-annually, unless otherwise required by statute, Buyer/Processor shall take samples from each of Producer/Seller's Wells at the Point(s) of Delivery and have such samples analyzed by chromatograph analysis to determine the liquids content by component and the Gross Heating Value of such Gas. Buyer/Processor shall have the right to take and analyze a spot Gas sample prior to the regularly scheduled sampling. Additionally, upon Producer/Seller's written request to Buyer/Processor and at Producer/Seller's sole cost, risk and expense, Buyer/Processor shall take and analyze Gas samples more frequently. All Gas samples taken hereunder shall be taken at such times that are reasonably mutually agreeable so that the sample will be representative of the Gas produced, shall be analyzed using the most current Gas Processor's Association Publications and Producer/Seller shall be permitted to be present for such sampling and permitted to take a split sample. The test samples shall be analyzed through the use of a calorimeter (acceptable to both Parties) that employs the Thomas Principle of Calorimetry described in Research Paper #519, published by the U.S. Department of Commerce or by the use of gas chromatography equipment. The Gross Heating Value calculation will use the Btu values assigned to the various hydrocarbon components as adjusted and updated from time to time by Buyer/Processor using as a base those values set forth in the most current GPA Publication 2145 in effect at the time the Gross Heating Value calculation is derived under the provisions of the Agreement. Measurement shall be determined as delivered on a saturated basis or consistent with the basis applied to all producers delivering gas to the Gas Plant. The percentages of the individual components through normal pentane shall be reported and heavier components shall be reported as hexanes plus. The components shall be reported in mol percent and propane and heavier components shall also be reported in gallons per Mcf. Buyer/Processor shall furnish Producer/Seller advance notice of the sampling and analysis of the Gas in order that Producer/Seller may witness same. If Producer/Seller's representative is not present, Buyer/Processor shall proceed with the taking and analysis of samples. All gas which may be delivered by third parties to the Processing Plant for processing shall be tested and the hydrocarbon content thereof determined or caused to be determined by Buyer/Processor, using the same sampling and test methods.

     H. The shrinkage of the Gas occasioned by the extraction of liquefiable hydrocarbons, including but not limited to, propane, butanes and pentanes plus, will be calculated using the MMBtu per gallon factors assigned to various hydrocarbon components as set forth in the current GPA Publication 2145 in effect at the time the Shrinkage calculation is derived under the provisions of the Agreement, using as a base the following MMBtu per gallon factors: propane (0.090902), normal butane (0.102925), iso butane (0.098934), normal pentane (0.110092), iso pentane (0.108787), and hexanes and heavier (0.110092).
Measurement and component determination of the extracted liquefiable hydrocarbons will be accomplished by suitable meters and sampling equipment at the tailgate of the Processing Plant by the purchaser or purchaser's representative of said liquid products. Buyer/Processor will perform periodic analysis and sampling to insure purchaser's or purchaser's representative's compliance with standard industry practices in the measurement and component determination.

     I. Measurement of the Residue Gas will be accomplished by suitable meters installed, maintained and operated by the third-party receiving pipeline company(ies). Buyer/Processor will perform periodic analysis and joint meter tests semi-annually, unless otherwise required by statute, to insure the third-party receiving pipeline company's(ies') compliance with standard industry practices.

9.   ALLOCATION OF RESIDUE GAS, PLANT PRODUCTS AND SULFUR REVENUES
     -------------------------------------------------------------

     A. Plant Products Revenues from the sale of Producer/Seller's allocated Plant Products shall be the amount determined for each Accounting Period by aggregating the products obtained by multiplying the volume of each component Plant Product recovered during such Accounting Period by the then-effective Market Price - Plant Products received by Buyer/Processor during such Accounting Period for each such component Plant Product. Each Accounting Period the quantity (in gallons) of a particular component Plant Product recovered and attributable to a particular Point of Delivery shall be determined by multiplying the actual net component Plant Product recovered by a fraction, the numerator of which is the theoretical test gallons of the particular component Plant Product contained in Producer/Seller's Gas attributable to the particular Point of Delivery and the denominator of which is the total quantity of theoretical test gallons of the particular component Plant Product contained in Producer/Seller's Gas attributable to all points of delivery on Buyer/Processor's Gathering System.

     B. Residue Gas Revenues from the sale of Producer/Seller's allocated Residue Gas shall be calculated each Accounting Period as the product obtained by multiplying the quantity of Residue Gas (in MMBtu) delivered hereunder during such Accounting Period attributable to Producer/Seller by the then effective Market Price - Residue Gas per MMBtu received by Buyer/Processor during such Accounting Period.

          1) Residue Gas volumes attributable to a particular Point of Delivery shall be determined by multiplying the total Gross Heating Value of the Residue Gas (in MMBtu) available at the outlet of the Gas Plant by a fraction, the numerator of which shall be the total Gross Heating Value of the processed volume (in MMBtu), less theoretical Plant Product Shrinkage (in MMBtu) attributable to the particular Point(s) of Delivery and the denominator of which shall be the aggregate of such determination for all points of delivery on Buyer/Processor's Gathering System. To determine the total Gross Heating Value, the processed volume (in Mcf) attributable to a particular Point of Delivery shall be multiplied by the Gross Heating Value (in Btu per cubic foot) for that particular Point of Delivery as determined pursuant to paragraph G of Section 8, hereof and the result divided by one thousand (1,000) yielding the total Gross Heating Value in millions of Btu (MMBtu).

          2) Theoretical Plant Product Shrinkage attributable to a particular Point of Delivery shall be determined by conversion of the actual volume of each component Plant Product attributed to a particular Point of Delivery to its respective heat content equivalent (in MMBtu) by multiplying the gallons thereof by the MMBtu per gallon factor determined in paragraph H of Section 8.

10.  PRICING INFORMATION AND REFUNDS
     -------------------------------

     A. Producer/Seller agrees that it will supply data and information at Buyer/Processor's reasonable request, and otherwise cooperate with Buyer/Processor in any regulatory proceeding wherein the price or other provisions set forth herein may be the subject of review.

     B. The Parties acknowledge that Buyer/Processor has not reviewed the terms of Producer/Seller's Leases pertaining to Producer/Seller's Gas and that, to the extent it is responsible for doing so, Buyer/Processor shall account and make payment to royalty, overriding royalty, and other interest owners and to taxing authorities based on the price paid by Buyer/Processor for Producer/Seller's Gas as set forth in the Agreement, and that so long as Buyer/Processor makes payment as aforesaid, Buyer/Processor shall not be responsible for any other deficiency or overpayment.


11.  TAXES
     -----

     A. Buyer/Processor and Producer/Seller shall bear separately and be individually responsible for any and all taxes imposed upon and/or attributable to each Party's properties and/or operations hereunder except as otherwise explicitly provided for in paragraph B. of this Section 11. These taxes shall include, but not be limited to, all state severance taxes, ad valorem taxes, franchise taxes, sales and use taxes and state and federal income taxes.

     B. Producer/Seller agrees to pay, or cause to be paid, when due, the taxes lawfully levied on Producer/Seller's Gas prior to its delivery to Buyer/Processor, as well as its proportionate share of taxes, if any, levied upon the Plant Products to be marketed by Buyer/Processor hereunder and not paid by the purchaser. To the extent required of Buyer/Processor by law or statute, Buyer/Processor shall withhold and pay to the appropriate taxing authority those taxes due under this paragraph.

12.  PAYMENT
     -------

     A. After delivery of Producer/Seller's Gas has commenced, Buyer/Processor shall mail a statement to Producer/Seller on or before the twenty-fifth Day of the Month following each Accounting Period showing for such Accounting Period:

          1) The total volume (Mcf and MMBtu) and gallons per Mcf of Producer/Seller's Gas measured at the Point(s) of Delivery.

          2) The allocated volume of Producer/Seller's Gas at each Point of Delivery delivered to the Gas Plant.

          3) The Plant Products attributable to Producer/Seller's Gas at the Point(s) of Delivery.

          4) The volume of Residue Gas (Mcf) attributable to Producer/Seller's Gas at the Point(s) of Delivery.

          5) Producer/Seller's Plant Product pricing, Residue Gas pricing, sulfur pricing, and fees charged pursuant to ARTICLE VI - PRICE
                                                                           -----
               AND  REVENUE DISTRIBUTION and ARTICLE VII - FEES of the Agreement
               -------------------------                   ----
               and  Sections  l.(14),  l.(15)  and  9.H  of  this  Appendix.

     Where Producer/Seller is responsible for revenue distribution, Buyer/Processor shall remit the amount due for all Gas purchased to Producer/Seller, and it shall be the obligation of Producer/Seller to cause proper settlement and accounting to be made and to make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer/Processor hereunder. The Party responsible for distribution of revenues to owners of interest in the Gas hereby indemnifies and holds the other harmless of and from any and all claims, demands, actions, causes of action, costs, damages and expenses related to, arising out of or in any way stemming from such obligation.

     B. Should Producer/Seller wish Buyer/Processor to provide an allocation statement for Producer/Seller's Wells or lease(s) behind the CDPs, Producer/Seller shall furnish to Buyer/Processor on or before the fifteenth
(15th) Day of the Month following the applicable Accounting Period a Well test/allocation statement setting forth allocation percentages for Producer/Seller/s Gas at each Point of Delivery specified herein.
Buyer/Processor shall be entitled to rely conclusively on Producer/Seller's Well(s) test/allocation statement and shall have a complete defense to any claim by Producer/Seller for any sums due for Producer/Seller's Gas delivered hereunder at the Point(s) of Delivery specified herein during any period by showing that Buyer/Processor has made payment to Producer/Seller pursuant tot Producer/Seller's Well test/allocation statement.

     C. Buyer/Processor shall at all times have the right to deduct, retain and withhold from those amounts due Producer/Seller hereunder any and all undisputed amounts due Buyer/Processor from Producer/Seller for fees and/or expenses provided for under the terms of the Agreement, In the event the amount due Buyer/Processor exceeds the amount due Producer/Seller, Buyer/Processor shall invoice Producer/Seller for such sums due and Producer/Seller shall pay the invoice in full within fifteen (15) days from date of invoice. Past due amounts shall accrue interest from the due date until paid in full at the rate of two percent (2%) over the prime rate charged by Bank Boston, as the same may be amended from time to time.

     D. Buyer/Processor shall send payment by first class regular mail to Producer/Seller on or before the last Day of each Month (or on the next business day if such day is a weekend or holiday) for sums accrued during the preceding Accounting Period, or ten (10) days after receipt by Buyer/Processor of payment from the purchasers of the Residue Gas, Plant Products and sulfur from Buyer/Processor, whichever is later.

13.  PRODUCER/SELLER'S  REPRESENTATIVE
     ---------------------------------

     A.  The  party  set  forth  in  ARTICLE VIII, NOTICES, of the Agreement, is
                                                   -------
designated as Producer/Seller's representative with respect to all matters under the Agreement, including but not limited to the following:

          1)   To give and receive all notices;

          2) To make and witness any tests to be made of Producer/Seller's Gas and measuring equipment and adjustments to such equipment;

          3) To deliver the quantities of Producer/Seller's Gas deliverable hereunder;

          4) To obtain, execute and deliver to Buyer/Processor such division order title opinions and division orders as may be required by Buyer/Processor hereunder; and

          5) To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction.

          6) If Producer/Seller is responsible for distribution of revenues, to receive payment hereunder and, where provided herein, to cause proper settlement and accounting to be made and make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer/Processor hereunder.

     B. Buyer/Processor may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by said Representative on behalf of Producer/Seller as fully and with the same effect as though
Producer/Seller  had  done,  performed,  made  or  executed  the  same.

     C. Producer/Seller may change its Representative designated above, or designate a new Representative from time to time by delivery of written notice of change and designation of Representative to Buyer/Processor. The Representative so designated shall have and may exercise all power and authority therein granted with like effect as though named as such Representative herein in the first instance.


14.  REGULATORY  BODIES
     ------------------

     A. The Agreement is subject to all present and future valid laws and lawful orders of all regulatory bodies now or hereafter having jurisdiction of the Parties, or either of them; and should either of the Parties, by force of such law or regulation imposed at any time during the term of the Agreement, be ordered or required to do any act inconsistent with the provisions of the Agreement, the Agreement shall continue nevertheless and shall be deemed modified to conform with the requirements of such law or regulation for that period only during which the requirements of such law or regulation are applicable. Nothing in the Agreement or this Appendix shall prohibit either Party from obtaining or seeking to obtain modification or repeal of such law or regulation or restrict either Party's right to legally contest the validity of such law or regulation, and each Party reserves the right to file with such regulatory bodies any material necessary to implement the terms of the Agreement and this Appendix as they existed prior to the modification.


15.  FORCE  MAJEURE
     --------------

     A. Except for Buyer/Processor's and Producer/Seller's respective obligations to make proper settlement, accounting and distribution of proceeds to all interest owners as provided above for Gas delivered to and purchased by Buyer/Processor under the Agreement, in the event either Buyer/Processor or Producer/Seller is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in the Agreement, then upon such Party giving notice and full particulars (including all supporting documentation) of such event as soon as practicable after the occurrence thereof, the obligations of both Parties shall be suspended to the extent and for the period of such force majeure provided that the Party claiming an event of force majeure shall make all reasonable attempts to remedy the same with all reasonable dispatch.

     B. The term "force majeure", as used herein, shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrest and restraint of rulers or people, interruptions by government or court orders, necessity for compliance with any present and future valid orders of court, or any law, statute, ordinance or regulation promulgated by any governmental or regulatory authority having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, partial or entire failure of Gas supply, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the shutting in of facilities for the making of repairs, alterations or maintenance to wells, pipelines or plants, the interruption or suspension of the receipt of Gas deliveries hereunder by Buyer/Processor due to the declaration of force majeure by third-party transporters, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming "force majeure".

     C. Neither Party shall be entitled to the benefit of the provisions of this
Section 15 under either or both of the following circumstances:

          1) To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch; or,

          2) If the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder.

     D. Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the duty that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the Parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.


16.  DEFAULTS
     --------

     A. It is covenanted and agreed that if either Party shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of the Agreement or this Appendix, in addition to its other rights and remedies, the other Party may terminate the Agreement by proceeding as follows:

          1) The Party not in default shall cause a written notice to be served on the other Party in default, stating specifically the cause for terminating the Agreement, and declaring it to be the intention of the Party giving notice to terminate the same; thereupon, the Party in default shall have thirty (30) days after the service of the aforesaid notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement. If within said thirty (30) days the Party in default does so remove and remedy said cause or causes, or fully indemnifies the Party not in default for any and all consequences of such breach, then such notice shall be withdrawn and the Agreement shall continue in full force and effect.

          2) In case the Party in default does not remedy and remove the cause or causes, or does not indemnify the Party giving the notice for any and all consequences of such breach, within said period of thirty (30) days, then the Agreement shall become null and void from and after the expiration of said period.

          3) Any cancellation of the Agreement pursuant to the provisions of this Section shall be without prejudice to the obligation of Buyer/Processor to make proper settlement, accounting and distribution of proceeds to all owners of interest in the proceeds received for Gas delivered to Buyer/Processor thereunder to the time of cancellation, and without waiver of any remedy to which the Party not in default may be entitled for violations of the Agreement.

     B. No waiver by either Producer/Seller or Buyer/Processor of any default of the other under the Agreement shall operate as a waiver of any future default, whether of like or different character or nature, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future.

17.  UNECONOMIC WELL CONNECTIONS
     ---------------------------

     A. In the event Producer/Seller desires Buyer/Processor to connect a well to Buyer/Processor's Gathering System which well, in Buyer/Processor's sole opinion, would not constitute an economic connection, Buyer/Processor shall be under no obligation to connect any such well, or to accept any Gas therefrom. Nevertheless, Buyer/Processor, upon Producer/Seller's request, may accept Gas from any such well if Producer/Seller shall acquire and assign without charge to Buyer/Processor a measuring station site on Buyer/Processor's existing Gathering System at a mutually agreeable point, together with all necessary rights of ingress and egress thereto, and bear the cost of the construction, operation and maintenance of all facilities necessary to deliver Gas from such well into Buyer/Processor's Gathering System at said mutually agreeable point. Should Producer/Seller elect not to deliver Gas to Buyer/Processor from such well, Buyer/Processor shall release such well and the acreage attributable to the drilling and spacing unit thereof from the Agreement, but only as to the formation in which such well is then completed.

     B. In the event Gas volumes available for delivery from any of Producer/Seller's Wells hereunder become uneconomic to Buyer/Processor in the exercise of Buyer/Processor's reasonable judgment, Buyer/Processor agrees to release from dedication to this Agreement the affected Well(s) and the Lease(s) to the extent of the drilling and spacing unit(s) corresponding to such Well(s) and/or Lease(s).

18.  UNECONOMIC OPERATION OF GAS PLANT OR BUYER/PROCESSOR'S GATHERING SYSTEM
     -----------------------------------------------------------------------

     A. If, in the opinion of Buyer/Processor, any of the Gas Plant or any part of Buyer/Processor's Gathering System is or becomes uneconomic to operate due to its volume, quality, Plant Products content, governmental regulation or any other cause, Buyer/Processor may either modify or suspend operations thereof, in which case Buyer/Processor shall not be obligated to take delivery of, or may cease processing all or any portion of the Gas from Producer/Seller's Wells, so long as such condition exists. For the purposes hereof, "uneconomic operation" shall be defined as circumstances under which Buyer/Processor's share of net operating revenues (the sum of Buyer/Processor's percentage of revenues attributable to sales of Plant Products, Residue Gas and sulfur) of any of the Gas Plant or any part of Buyer/Processor's Gathering System is insufficient to offset actual operating costs thereof together with reasonable return.

     B. During periods of uneconomic operation of any of the Gas Plant or any part of Buyer/Processor's Gathering System and/or suspension of operation of portions thereof, Buyer/Processor, at the request of the Producer/Seller, shall place back in service and operate such suspended portions of the affected Gas Plant or Buyer/Processor's Gathering System as may be necessary to accept and process all or any portion of Producer/Seller's Gas. In consideration thereof, Producer/Seller agrees to reimburse Buyer/Processor, in the same proportion as the ratio of the Gas volumes supplied by Producer/Seller bear to the total Gas volumes supplied to the affected Gas Plant or Buyer/Processor's Gathering System by other third-party Producer/Sellers, for any losses (costs of operations of the affected Gas Plant or Buyer/Processor's Gathering System in excess of revenues attributable to operations of the affected Gas Plant or Buyer/Processor's Gathering System after deducting payments to all contributing producers for Gas delivered to and processed by the affected Gas Plant or Buyer/Processor's Gathering System) incurred by Buyer/Processor during such continued uneconomic operations. Buyer/Processor may, at its option, elect to sell the affected Gas Plant or any part of Buyer/Processor's Gathering System rather than operate the same under the terms of this Section.

19.  LITIGATION - ATTORNEYS' FEES
     ----------------------------

     A. In the event litigation arising out of the Agreement (excluding litigation or actions indemnified pursuant to Section 5, PRODUCER/SELLER'S
                                                               -----------------
WARRANTIES, or Sections 2.F or 21.A of this Appendix) should be initiated by any
----------
Party hereto, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party, as a part of said judgment, all court costs, fees and expenses of such litigation, including reasonable attorneys' fees.

20.  DAMAGES, ARBITRATION
     --------------------

     A. Whether or not occasioned by a default or other breach of the Agreement, neither Party shall be liable to the other for special, exemplary, or consequential damages.

     B. Any claim, demand, cause of action, dispute or controversy exclusively between the parties relating to the subject matter of this Agreement, whether sounding in contract, tort or otherwise, at law or in equity, for damages or other relief ("Dispute") shall be resolved by binding arbitration if senior management of each of the Parties cannot resolve the Dispute within ten (10) days of a notice of arbitration ("Notice") being served by one party upon the other. Within twenty (20) days following service of the Notice (if the Dispute remains unresolved by senior management), the parties shall either agree upon a single arbitrator, or if they have not done so, each party shall select one arbitrator, who shall together select a third. The third or the single arbitrator shall have more than 8 years professional experience in the natural gas gathering industry, be neutral, and have not worked for a party or affiliate. The arbitration shall be conducted according to the rules of the Federal Arbitration Act, and to the extent an issue is not addressed thereby, by the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Denver, Colorado. Each party shall be entitled to a reasonable amount of preheating discovery as allowed by the arbitrator(s), provided the discovery period shall not exceed thirty (30) days; the parties and the arbitrators shall endeavor to hold the arbitration hearing within thirty
(30) days thereafter and to render the decision within ten (10) days following the hearing. Each party shall bear its own costs of arbitration. Interpretation of this agreement to arbitrate and procedures shall be decided by the arbitrators, provided the award shall be consistent with this Agreement. The arbitration and the award shall be final, binding and confidential.


21.  GENERAL
     -------

     A. The Parties hereto assume full responsibility and liability for the maintenance and operation of their respective properties and agree to indemnify and save harmless the other Party from all liability and expense on account of any damages, claims or actions arising from any act or accident in connection with the installation, presence, maintenance or operation of the property or equipment of the indemnifying Party.

     B. Producer/Seller agrees that Buyer/Processor, its successors and assigns, shall have the right, but not the obligation, at any tune to redeem for Producer/Seller, its successors and assigns, or other interest owners by payment of any taxes, deeds of trust, judgments or other liens on the Leases described in Exhibit "A" hereto, on Producer/Seller's Gas Reserves or the production therefrom, in the event of default of payment by Producer/Seller or other interest owners, and be subrogated to the rights of the holder or holders thereof. Producer/Seller further agrees that any such redemption and payment by Buyer/Processor for the account of Producer/Seller or other interest owners shall be applied by way of a set-off against the purchase price which Buyer/Processor would otherwise pay to Producer/Seller or the other interest owners under Section 9 of the Appendix attached hereto, such set-off to continue until all payments by Buyer/Processor under the Agreement, plus interest, have been fully recouped by Buyer/Processor.

     C. Upon consent of Buyer/Processor, the Agreement may be ratified and adopted by any owner of an interest in the Leases subject hereto, or any leases with which the Leases subject hereto may be pooled or unitized, by execution and delivery to Buyer/Processor of a separate written instrument ratifying and adopting the Agreement insofar as said owner's interest in any such lands or leases is concerned, all the terms and provisions of the Agreement shall be binding upon such interest owner. In addition, upon Buyer/Processor's request, Producer/Seller shall cause each interest owner in the Leases to execute and deliver to Buyer/Processor a ratification of the Agreement.

     D. Each Producer/Seller executing or ratifying the Agreement makes and enters into the Agreement severally and not jointly with other Producer/Sellers, and they are not acting as partners, joint venturers, or otherwise jointly in this transaction, and nothing herein contained or provided shall operate to create, or be construed as creating, any such relationship. It is expressly provided that there shall never be any joint liability against the Parties designated herein as Producer/Seller and that no single party Producer/Seller shall be liable for the acts or omissions of any other single party Producer/Seller.

     E. The Parties agree that they will maintain the Agreement, and all parts and contents thereof, in strict confidence, and that they will not cause or permit disclosure of same to any third Party without the express written consent of the other Party; provided however, that disclosure by a Parry is permitted in the event and to the extent:

          1) disclosing Party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation or law, to disclose; provided that in the event either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it shall (i) so notify the other Party immediately
               (ii) utilize all reasonably available means to limit the scope of the order or regulation requiring disclosure, and (iii) take all actions reasonably necessary to prevent disclosure to the public as a result of disclosure to the court or administrative body,

          2)   disclosure is required in the course of routine audit procedures.

Any such disclosure shall be made upon the condition that the recipient shall in turn hold such information confidential from further disclosure.

     F. The Equal Employment Opportunity Clause required under Executive Order No. 11246, the affirmative action commitment for disabled veterans and veterans of the Vietnam Era, set forth in 41 CFR 60-250.4, the affirmative action clause for handicapped workers, set forth in CFR 650-741.4, and the related regulations of the Secretary of Labor, 41 CFR Chapter 60, are incorporated by reference in the Agreement. By accepting the Agreement, Producer/Seller certifies that it complies with the authorities cited above and that it does not maintain segregated facilities or permit its employees to perform services at locations where segregated facilities are maintained, as required by 41 CFR 60.1.8.



                      END OF GENERAL TERMS AND CONDITIONS
                      -----------------------------------

                                    EXHIBIT C
                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
           GAS PURCHASE, GATHERING, TREATING AND PROCESSING AGREEMENT
              BETWEEN BEAR PAW ENERGY, LLC AS "BUYER/PROCESSOR" AND
            PETROSEARCH OPERATING COMPANY, LLC, AS "PRODUCER/SELLER"

                                THIRD PARTY AUDIT
                            CONFIDENTIALITY AGREEMENT


THIS CONFIDENTIALITY AGREEMENT (the "Agreement") made and entered into this 11th
                                                                            ----
day of February, 2004, by and between Petrosearch Operating Company, LLC ("POC")
       --------    --
and BEAR PAW ENERGY, LLC ("BPE").

WHEREAS, POC and BPE have previously entered into Gas Purchase and Processing Agreement(s) set forth on Exhibit "A" attached hereto and incorporated herein by reference (the "Contracts"), pursuant to which POC has certain rights to review the accounting books and records of BPE relating to payments made by BPE to POC for gas purchases by BPE under the Contracts; and

WHEREAS, in order to conduct said records review, POC must have access to certain books, documents and records of BPE which contain certain proprietary information pertaining to such gas purchases and the accounting therefor, all such information hereinafter collectively referred to as the "Review Material"; and

WHEREAS, all such Review Material provided by BPE to POC, its employees, advisors, consultants, accounting firms or other agents or representatives (collectively the "Representatives") and all other information furnished by BPE or made available to POC by BPE, in the course of the records review is considered to be confidential and proprietary; and

WHEREAS, POC has provided information to BPE regarding certain acreage and leaseholding, collectively referred to as the "Leases", that are dedicated to the Contracts set forth as Exhibit "A & Al" attached hereto and incorporated herein by reference; and

WHEREAS, the parties desire that all such information shall remain confidential, shall not be disclosed or utilized for purposes other than with respect to the records review above referenced and shall be held in total confidence.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, it is agreed as follows:

1. POC is acting on its own behalf and not on behalf of any undisclosed principal or principals and that BPE is acting on its own behalf and not on behalf of any undisclosed principal or principals.

2. POC agrees that the Review Material received from BPE will not be used for any purpose other than to perform the records review permitted pursuant to the Contracts relating to the payment obligations of BPE thereunder, such Review Material to be kept confidential by and its Representatives.

3. BPE shall make copies of the Review Material available for inspection by POC and its Representatives at BPE's Denver, Colorado offices.

4. All of the Review Material supplied by BPE to POC hereunder shall be deemed confidential and proprietary information, excluding that which is, or may become, a matter of public record; that which may be so widely known as to be regarded as public information; or that which has been provided to POC by unrelated third parties not subject to a Confidentiality Agreement. Such Review Material shall remain strictly confidential and POC shall not divulge all or any part thereof to any other individual or entity, or publicly in any form or manner whatsoever without the express prior written consent of BPE.

5. All of the Review Material provided to and/or disclosed to POC hereunder shall be identified in writing and set forth in an instrument or instruments from time to time to be signed by both parties.

6. The obligation of POC and its Representatives under this Agreement to preserve the confidentiality of the Review Material shall terminate three
     (3)  years  after  the  date  of  this  Agreement.

7. In the event POC or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process from a governmental authority, agency or tribunal) to disclose any Review Material, it is agreed that POC will provide BPE with prompt notice of such request in order that BPE may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. Further, it is agreed that if, failing the entry of a protective order or the receipt of a waiver hereunder, POC or its Representatives are, in the opinion of counsel, compelled to disclose Review Material under pain of liability for contempt or other censure or penalty, such information may be disclosed to the governmental authority, agency or tribunal without liability hereunder; however, POC also will exercise its best efforts to obtain a protective order in regard to any such disclosure, or to obtain other reliable assurance that confidential treatment will be accorded to any such Review Material which is disclosed.

8. At the conclusion of the records review, all Review Material (and all copies, summaries and notes of the contents or parts thereof), shall be returned by POC to BPE.

9. In event of a dispute regarding payments made by BPE to POC under the Contracts or if a claim is initiated by POC based on its review of the Review Material, POC agrees to provide BPE with a copy of all work papers and related documentation, including all underlying assumptions prepared, compiled and/or relied upon by POC or its Representatives.

10. POC shall be responsible for and indemnify BPE for any breach of this Agreement by or its Representatives, including reimbursement of all reasonable attorneys' fees and other costs and

     Agreement, or the application of said provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

17. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       BEAR PAW ENERGY, LLC


                                       By:  /s/ Pierce H. Norton
--------------------------------          --------------------------------
                                            Pierce H. Norton
                                            President

                                       PETROSEARCH OPERATING COMPANY, LLC



                        02/11/04       By:  /s/ Dan Denton
--------------------------------          --------------------------------
                                       Name:  Dan Denton
                                            ------------------------------
                                       Title: President
                                             -----------------------------